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                                                                 EXHIBIT 23.7



                         INDEPENDENT AUDITOR'S CONSENT

I consent to the incorporation by reference in this Registration Statement of CUC International Inc. on Form S-4 of my report dated September 25, 1995 related to the consolidated balance sheet of Century 21 Real Estate, Inc. and subsidiaries as of July 31, 1995, 1994, and 1993 and the related statements of income and retained earnings and cash flows for the years then ended included in the HFS Incorporated Current Report on Form 8-K, as amended, dated February 16, 1996 and to the reference to me under the heading "Expert" in the Prospectus, which is part of this Registration Statement.


                                                   /s/ Tony H. Davidson

                                                   TONY H. DAVIDSON, CPA

Lake Oswego, Oregon
August 26, 1997